Exhibit 99.1

eXp World Holdings Announces Record Preliminary Fourth Quarter and Full-Year 2020 Financial and Operational Results

Preliminary 2020 Revenue Increases to Record $1.8 Billion, Most Profitable Year in History With Expected Net Income of Over $31 Million

Virtual Fireside Chat To Be Held on March 11, 2021 at 2 p.m. PT / 5 p.m. ET

BELLINGHAM, Wash. — March 2, 2021 — eXp World Holdings, Inc. (Nasdaq: EXPI), the holding company for eXp Realty, Virbela and SUCCESS Enterprises, today provided preliminary unaudited financial and operational results for the fourth quarter and full-year ended Dec. 31, 2020. The financial information below is preliminary, unaudited and subject to change when financial results are released on March 11, 2021.

Preliminary Fourth Quarter and Full-Year 2020 Highlights:

●	Revenue in the fourth quarter of 2020 is expected to increase 122% to approximately $609 million, compared to revenue of $274 million in the same year-ago quarter. Revenue for all of 2020 is expected to increase 84% to approximately $1.8 billion, compared to revenue of approximately $1.0 billion in 2019.
●	Net income in the fourth quarter of 2020 is expected to increase 885% to approximately $7.7 million, compared to net income of $0.8 million in the same year-ago quarter. Net income in 2020 is expected to increase significantly to approximately $31.0 million, compared to a net loss of $9.6 million in 2019.
●	The number of agents and brokers on the eXp Realty platform increased 63% in 2020 to 41,313, compared to 25,423 agents and brokers on the eXp Realty platform at the end of 2019.
●	Residential transaction sides closed in the fourth quarter of 2020 increased 113% to 82,055, compared to 38,611 in the same year-ago quarter. Residential transaction sides closed in 2020 increased 77% to 238,981, compared to 135,322 in 2019.
●	Residential transaction volume closed in the fourth quarter of 2020 increased 123% to $24.6 billion, compared to $11.0 billion in the same year-ago quarter. Residential transaction volume closed in 2020 increased 89% to $72.2 billion, compared to $38.2 billion in 2019.

“Our record revenue and profit in 2020, which accelerated in the fourth quarter of 2020, was driven by our growing base of the best agents in the world that continue to capitalize on the strength of the residential real estate market,” said Glenn Sanford, Founder, Chairman and CEO of eXp World Holdings. “With global operations, our unique, cloud-based platform has provided agents a significant competitive advantage in the real estate industry. With the acquisition of SUCCESS Enterprises at the end of the year, we continue to build a competitive value proposition, which is unique in the real estate industry.”

This information is delivered in advance of eXp World Holdings’ Annual Report on Form 10-K that will be released on Thursday, March 11, 2021 and can be viewed at https://expworldholdings.com/.

Fourth Quarter and Full-Year 2020 Financial Results – Virtual Fireside Chat

A virtual fireside chat and investor Q&A session with eXp World Holdings Founder and CEO Glenn Sanford and CFO Jeff Whiteside will be held on Thursday, March 11, 2021 to discuss fourth quarter and full-year 2020 financial results and recent milestone achievements.

The investor Q&A is open to investors, current shareholders and anyone interested in learning more about eXp World Holdings and its platform.

Date: Thursday, March 11, 2021

Time: 2 p.m. PT / 5 p.m. ET

Location: EXPI Campus. Join at virbela.com.

Livestream: expworldholdings.com/events

About eXp World Holdings, Inc.

eXp World Holdings, Inc. (Nasdaq: EXPI) is the holding company for eXp Realty, Virbela and SUCCESS Enterprises.

eXp World Holdings and its global brokerage, eXp Realty, is one of the fastest-growing real estate tech companies in the world with more than 46,000 agents in the United States, Canada, the United Kingdom, Australia, South Africa, India, Mexico, Portugal, France, Puerto Rico and Brazil and continues to scale internationally. As a publicly traded company, eXp World Holdings provides real estate professionals the unique opportunity to earn equity awards for production goals and contributions to overall company growth. eXp World Holdings and its businesses offer a full suite of brokerage and real estate tech solutions, including its innovative residential and commercial brokerage model, professional services, collaborative tools and personal development. The cloud-based brokerage is powered by an immersive 3D platform that is deeply social and collaborative, enabling agents to be more connected and productive.

For more information, visit https://expworldholdings.com.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the economic and social effects of the COVID-19 pandemic; continued growth of our agent and broker base; expansion of our residential real estate brokerage business into foreign markets; demand for remote working and distance learning solutions and virtual events; development of our new commercial brokerage and our ability to attract commercial real estate brokers; and revenue growth and financial performance. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Media Relations Contact:

eXp World Holdings, Inc.

mediarelations@expworldholdings.com

Investor Relations Contact:

MZ Group – MZ North America

investors@expworldholdings.com